ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States dollars)

December 31, 2007

DAVIDSON & COMPANY LLP           Chartered Accountants    A Partnership of Incorporated Professionals

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Entrée Gold Inc.

We have audited the accompanying consolidated balance sheets of Entree Gold Inc. and subsidiaries (the “Company”) as at December 31, 2007 and 2006 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended and for the cumulative period from inception (July 19, 1995) to December 31, 2007.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flows for the years then ended and for the cumulative period from inception (July 19, 1995) to December 31, 2007 in conformity with generally accepted accounting principles in the United States of America.

As described in Note 9 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainly in Income Taxes – an interpretation of FASB Statement No. 109”, on January 1, 2007.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 20, 2008 expressed an adverse opinion on the Company’s internal control over financial reporting because of material weaknesses.

"DAVIDSON & COMPANY LLP"

Vancouver, Canada	Chartered Accountants

March 20, 2008

DAVIDSON & COMPANY LLP           Chartered Accountants    A Partnership of Incorporated Professionals

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Entrée Gold Inc.

We have audited Entrée Gold Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A  company’s internal control over financial reporting includes those policies and procedures that (1) pertain  to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and  dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded  as necessary to permit preparation of financial statements in accordance with generally accepted  accounting principles, and that receipts and expenditures of the company are being made only in  accordance with authorizations of management and directors of the company; and (3) provide reasonable  assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the  company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment:  Management determined the controls around information technology systems and processes relating to security, unauthorized access and disaster recover were not effective.  Management also determined that controls over accounting for income taxes, including deferred tax assets and the availability of foreign resource expenditures, were not effective.  These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements as of and for the year ended December 31, 2007 of the Company, and this report does not affect our report on those financial statements.

In our opinion, because of the effect of the material weaknesses identified above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended and for the cumulative period from inception (July 19, 1995) to December 31, 2007 and our report dated March 20, 2008 expressed an unqualified opinion.

"DAVIDSON & COMPANY LLP"

Vancouver, Canada	Chartered Accountants

March 20, 2008

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in United States Dollars)

	December 31, 2007	December 31, 2006

ASSETS

Current
Cash and cash equivalents	$ 67,106,113	$ 14,258,422
Receivables	615,826	246,405
Prepaid expenses	475,074	160,345

Total current assets	68,197,013	14,665,172

Investments (Note 3)	3,032,751	-

Equipment (Note 4)	841,819	844,922

Total assets	$ 72,071,583	$ 15,510,094

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities	$ 603,623	$ 356,229

Commitments (Note 12)

Stockholders’ equity

Common stock, no par value, unlimited number authorized, (Note 6)	110,492,309	47,294,292
93,572,841 (December 31, 2006 - 70,858,093) issued and outstanding
Additional paid-in capital	10,691,873	9,281,914
Accumulated other comprehensive income:
Foreign currency cumulative translation adjustment	5,072,288	1,532,753
Accumulated deficit during the exploration stage	(54,788,510)	(42,955,094)

Total stockholders’ equity	71,467,960	15,153,865

Total liabilities and stockholders’ equity	$ 72,071,583	$ 15,510,094

Nature of operations (Note 1)

The accompanying notes are an integral part of these consolidated financial statements

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in United States Dollars)

	Year Ended December 31, 2007	Year Ended December 31, 2006	Inception (July 19,1995) -December 31, 2007

EXPENSES
Audit and accounting	$ 120,567	$ 89,115	$ 381,282
Consulting fees (Note 6)	619,933	247,101	2,279,592
Depreciation	212,819	200,530	574,259
Escrow shares compensation	-	-	1,790,959
Foreign exchange (gain) loss	129,977	19,071	165,961
Legal (Note 6)	259,648	86,316	1,417,831
Loss on settlement of debt	-	-	5,252
Management fees (Notes 6 and 7)	739,719	316,314	3,871,582
Mineral property interests (Notes 5 and 6)	6,519,455	6,086,891	34,622,853
Office and administration (Note 6)	1,901,509	1,549,613	5,794,033
Regulatory and transfer agent fees	273,181	241,942	684,622
Shareholder communications and investor relations (Note 6)	802,791	1,304,057	3,533,801
Travel	346,164	236,264	943,051

Loss from operations	(11,925,763)	(10,377,214)	(56,065,118)
Interest income	1,090,718	721,873	2,274,979
Impairment of asset commercial backed paper (Note 3)	(998,371)	-	(998,371)

Net loss	$ (11,833,416)	$ (9,655,341)	$ (54,788,510)

Comprehensive loss:
Net loss	$ (11,833,416)	(9,655,341)	(54,788,510)
Foreign currency translation adjustment	3,539,535	252,317	5,072,288

Comprehensive loss	$ (8,293,881)	(9,403,024)	(49,716,222)

Basic and diluted loss per share	$ (0.16)	(0.14)

Weighted average number of shares outstanding	74,784,545	70,540,495

The accompanying notes are an integral part of these consolidated financial statements

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Expressed in United States Dollars)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders’ Equity

Balance, July 19, 1995 (date of inception)	-	$ -	$ -	$ -	$ -	$ -
Shares Issued:
Private placements	4,200,000	60,852	-	-	-	60,852
Acquisition of mineral property interests	3,200,000	147,520	-	-	-	147,520
Foreign currency translation adjustment	-	-	-	(756)	-	(756)
Net loss	-	-	-	-	(175,714)	(175,714)
Balance, April 30, 1996	7,400,000	208,372	-	(756)	(175,714)	31,902
Shares Issued:
Private placements	3,880,000	274,718	-	-	-	274,718
Foreign currency translation adjustment	-	-	-	(8,568)	-	(8,568)
Net loss	-	-	-	-	(56,250)	(56,250)
Balance, April 30, 1997	11,280,000	483,090	-	(9,324)	(231,964)	241,802
Foreign currency translation adjustment	-	-	-	(5,216)	-	(5,216)
Net loss	-	-	-	-	(33,381)	(33,381)
Balance, April 30, 1998	11,280,000	483,090	-	(14,540)	(265,345)	203,205
Foreign currency translation adjustment	-	-	-	(3,425)	-	(3,425)
Net loss	-	-	-	-	(40,341)	(40,341)
Balance, April 30, 1999	11,280,000	483,090	-	(17,965)	(305,686)	159,439
Escrow shares compensation	-	-	41,593	-	-	41,593
Exercise of stock options	1,128,000	113,922	-	-	-	113,922
Foreign currency translation adjustment	-	-	-	(896)	-	(896)
Net loss	-	-	-	-	(154,218)	(154,218)
Balance, April 30, 2000	12,408,000	597,012	41,593	(18,861)	(459,904)	159,840
Foreign currency translation adjustment	-	-	-	(5,627)	-	(5,627)
Net loss	-	-	-	-	(18,399)	(18,399)
Balance, April 30, 2001	12,408,000	597,012	41,593	(24,488)	(478,303)	135,814
Foreign currency translation adjustment	-	-	-	(2,561)	-	(2,561)
Net loss	-	-	-	-	(22,490)	(22,490)
Balance, April 30, 2002	12,408,000	597,012	41,593	(27,049)	(500,793)	110,763
Shares issued:
Private placements	7,500,000	1,351,055	-	-	-	1,351,055

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Expressed in United States Dollars)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders’ Equity
- continued -
Exercise of warrants	12,500	3,288	-	-	-	3,288
Agent’s finder fee	310,000	39,178	-	-	-	39,178
Finder’s fee for mineral property interests	100,000	35,827	-	-	-	35,827
Debt settlement	135,416	45,839	5,252	-	-	51,091
Agent’s warrants	-	-	16,877	-	-	16,877
Escrow shares compensation	-	-	40,205	-	-	40,205
Stock-based compensation	-	-	16,660	-	-	16,660
Share issue costs	-	(211,207)	-	-	-	(211,207)
Foreign currency translation adjustment	-	-	-	73,080	-	73,080
Net loss	-	-	-	-	(1,073,320)	(1,073,320)
Balance, April 30, 2003	20,465,916	1,860,992	120,587	46,031	(1,574,113)	453,497
Shares Issued:
Private placements and offerings	16,352,942	10,891,160	-	-	-	10,891,160
Exercise of warrants	3,730,372	1,316,664	(6,443)	-	-	1,310,221
Exercise of stock options	35,000	18,730	(4,026)	-	-	14,704
Agent’s corporate finance fee	100,000	64,192	8,384	-	-	72,576
Acquisition of mineral property interests (Note 5)	5,000,000	3,806,000	-	-	-	3,806,000
Agent’s warrants	-	-	370,741	-	-	370,741
Escrow shares compensation	-	-	1,949,878	-	-	1,949,878
Stock-based compensation	-	-	414,847	-	-	414,847
Share issue costs	-	(1,302,715)	-	-	-	(1,302,715)
Foreign currency translation adjustment	-	-	-	1,950	-	1,950
Net loss	-	-	-	-	(12,505,759)	(12,505,759)
Balance, December 31, 2003	45,684,230	16,655,023	2,853,968	47,981	(14,079,872)	5,477,100
Shares issued:
Private placement	4,600,000	3,846,521	-	-	-	3,846,521
Exercise of warrants	533,836	186,208	(13,197)	-	-	173,011
Exercise of stock options	50,000	26,180	(8,238)	-	-	17,942
Warrants issued for cancellation of price guarantee (Note 5)	-	-	129,266	-	-	129,266
Escrow shares compensation	-	-	405,739	-	-	405,739
Share issue costs	-	(21,026)	-	-	-	(21,026)
Stock-based compensation	-	-	1,530,712	-	-	1,530,712
Foreign currency translation adjustment	-	-	-	132,501	-	132,501
Net loss	-	-	-	-	(5,528,114)	(5,528,114)

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Expressed in United States Dollars)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders’ Equity
- continued -
Balance, December 31, 2004	50,868,066	20,692,906	4,898,250	180,482	(19,607,986)	6,163,652
Shares issued:
Private placement	7,542,410	13,358,097	-	-	-	13,538,097
Exercise of warrants	10,456,450	10,475,291	-	-	-	10,475,291
Exercise of stock options	772,000	1,238,581	(532,908)	-	-	705,673
Escrow shares compensation	-	-	(435,583)	-	-	(435,583)
Share issue costs	-	(521,798)	-	-	-	(521,798)
Stock-based compensation	-	-	5,074,100	-	-	5,074,100
Foreign currency translation adjustment	-	-	-	1,099,954	-	1,099,954
Net loss	-	-	-	-	(13,691,767)	(13,691,767)
Balance, December 31, 2005	69,638,926	45,423,077	9,003,859	1,280,436	(33,299,753)	22,407,619
Shares issued:
Membership paid in stock	4,167	8,870	-	-	-	8,870
Exercise of stock options	1,215,000	1,862,345	(753,628)	-	-	1,108,717
Stock-based compensation	-	-	1,031,683	-	-	1,031,683
Foreign currency translation adjustment	-	-	-	252,317	-	252,317
Net loss	-	-	-	-	(9,655,341)	(9,655,341)
Balance, December 31, 2006	70,858,093	47,294,292	9,281,914	1,532,753	(42,955,094)	15,153,865
Shares issued:
Private placement	14,428,640	43,826,994	-	-	-	43,826,994
Mineral property interests (Note 5)	15,000	33,976	-	-	-	33,976
Exercise of warrants	7,542,408	20,392,043	-	-	-	20,392,043
Exercise of stock options	728,700	926,364	(322,880)	-	-	603,484
Share issue costs	-	(1,981,360)	-	-	-	(1,981,360)
Stock-based compensation	-	-	1,732,839	-	-	1,732,839
Foreign currency translation adjustment	-	-	-	3,539,535	-	3,539,535
Net loss	-	-	-	-	(11,833,416)	(11,833,416)
Balance, December 31, 2007	93,572,841	$ 110,492,309	$ 10,691,873	$ 5,072,288	$ (54,788,510)	$ 71,467,960

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in United States Dollars)

	Year Ended December 31, 2007	Year Ended December 31, 2006	Inception (July 19,1995) -December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (11,833,416)	$ (9,655,341)	$ (54,788,510)
Items not affecting cash:
Depreciation	212,819	200,530	574,2259
Stock-based compensation (Note 6)	1,732,839	1,031,683	9,800,841
Impairment of asset backed commercial paper (Note 3)	998,371	-	998,371
Escrow shares compensation	-	-	2,001,832
Loss on settlement of debt	-	-	5,252
Warrants issued for cancellation of price guarantee	-	-	129,266
Finder's fee paid in stock	-	-	35,827
Mineral property interest paid in stock	33,976	-	3,839,976
Membership fees paid in stock	-	8,870	8,870
Changes in assets and liabilities:
Receivables	(299,273)	66,532	(532,744)
Prepaid expenses	(263,148)	9,135	(417,270)
Accounts payable and accrued liabilities	168,863	(150,761)	549,006
Net cash used in operating activities	(9,248,969)	(8,489,352)	(37,795,024)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of capital stock	64,822,522	1,108,717	108,855,214
Share issue costs	(1,981,360)	-	(3,538,734)
Purchase of asset backed commercial paper (Note 3)	(4,031,122)	-	(4,031,122)
Net cash provided by financing activities	58,810,040	1,108,717	101,285,358

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of equipment	(80,457)	(302,892)	(1,286,819)
Net cash used in investing activities	(80,457)	(302,892)	(1,286,819)

Effect of foreign currency translation on cash and cash equivalents	3,367,077	254,462	4,902,598
Change in cash and cash equivalents during the period	52,847,691	(7,429,065)	67,106,113
Cash and cash equivalents, beginning of the period	14,258,422	21,687,487	-
Cash and cash equivalents, end of the period	$ 67,106,113	$ 14,258,422	$ 67,106,113
Cash paid for interest during the period	$ -	$ -
Cash paid for income taxes during the period	$ -	$ -

Supplemental disclosure with respect to cash flows (Note 11)

The accompanying notes are an integral part of these consolidated financial statements

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

1.

NATURE OF OPERATIONS

The Company was incorporated under the laws of the Province of British Columbia and continued under the laws of the Yukon Territory. On May 27, 2005, the Company changed the governing jurisdiction from the Yukon Territory to British Columbia by continuing into British Columbia under the British Columbia Business Corporation Act. The Company’s principal business activity is the exploration of mineral property interests. Effective October 10, 2002, pursuant to a special resolution passed by the stockholders of the Company, the Company changed its name from Entrée Resources Inc. to Entrée Gold Inc. and consolidated its share capital on a 2:1 basis. In December 2003, the Company changed its fiscal year end from April 30 to December 31. To date, the Company has not generated significant revenues from its operations and is considered to be in the exploration stage.

All amounts are expressed in United States dollars, except for certain per share amounts denoted in Canadian dollars ("C$").

2.

SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America and include the accounts of the Company and all of its subsidiaries. The principal subsidiaries of the Company are Entrée LLC, a Mongolian corporation and Entrée Gold (US) Inc., an Arizona corporation. All significant inter-company transactions and balances have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuations, asset impairment, stock-based compensation and loss contingencies. In addition, the Company estimated an impairment charge for its Asset Backed Commercial Paper (“ABCP”) (Note 3). The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgements about the other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between estimates and the actual results, future results of operations will be affected.

Cash and cash equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.  The Company had $67,106,113 in cash and cash equivalents at December 31, 2007.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

2.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Investments

Long-term investments are classified as “available-for-sale” investments and include the Company’s investment in asset backed commercial paper (Note 3). Unrealized gains and losses on these investments are recorded in accumulated other comprehensive income as a separate component of stockholders’ equity, unless the declines in market value are judged to be other than temporary, in which case the losses are recognized in income in the period. Realized gains and losses from the sale of these investments are included in income in the period.

Equipment

Equipment, consisting of office, computer, field equipment and buildings, is recorded at cost less accumulated depreciation.  Depreciation is recorded on a declining balance basis at rates ranging from 20% to 30% per annum.

Mineral property interests

Costs of exploration, carrying and retaining unproven properties are expensed as incurred. The Company also considers the provisions of EITF 04-02 “Whether Mineral Rights are Tangible or Intangible Assets” which concluded that mineral rights are tangible assets. Accordingly, the Company capitalizes certain costs related to the acquisition of mineral rights.

Asset retirement obligation

The Company records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets in accordance with Statements of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations".  The initial recognition of any liability will be capitalized as part of the asset cost and depreciated over its estimated useful life.  To date, the Company has not incurred any asset retirement obligations.

Impairment of long-lived assets

Long-lived assets are continually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets (Note 3).

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

2.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Stock-based compensation (cont'd…)

Effective January 1, 2006, the Company adopted SFAS No. 123(revised), “Share-Based Payment” (“SFAS 123(R)”) utilizing the modified prospective approach. The impact of adoption of the standard did not materially affect the Company’s financial position, results of operations, or cash flows because the Company adopted the fair value based method of accounting for stock options prescribed by SFAS 123, "Accounting for Stock-Based Compensation", on May 1, 2003.

Under Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation” the Company used the fair value based method of accounting for stock-based employee compensation.

The Company’s results for the year ended December 31, 2006 were not significantly affected as a result of the adopting SFAS 123(R) on January 1, 2006.

Income taxes

The Company follows the asset and liability method of accounting for income taxes in accordance with Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred income taxes are recognized for the income tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases (temporary differences). Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period in which the change occurs. The amount of future income tax assets recognized is limited to the amount that is more likely than not to be realized.

In June 2006, the FASB issued Interpretation No.48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109” (“FIN 48”). This interpretation clarifies the recognition threshold and measurement of a tax position taken or expected to be taken on a tax return, and requires expanded disclosure with respect to the uncertainty in income taxes. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. The Company adopted the provisions of FIN 48 on January 1, 2007 (Note 9).

Foreign currency translation

The functional currency of the Company and its wholly-owned subsidiaries is the Canadian dollar.  Accordingly, monetary assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the balance sheet date while non-monetary assets and liabilities denominated in a foreign currency are translated at historical rates.  Revenue and expense items denominated in a foreign currency are translated at exchange rates prevailing when such items are recognized in the statement of operations.  Exchange gains or losses arising on translation of foreign currency items are included in the statement of operations.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

2.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Foreign currency translation

The Company follows the current rate method of translation with respect to its presentation of these consolidated financial statements in the reporting currency, being the United States dollar.  Accordingly, assets and liabilities are translated into U.S. dollars at the period-end exchange rates while revenue and expenses are translated at the prevailing exchange rates during the period.  Related exchange gains and losses are included in a separate component of stockholders’ equity as accumulated other comprehensive income.

Net loss per share

Basic net loss per share is computed by dividing the net loss for the period attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic loss per share) and potentially dilutive shares of common stock.  Diluted net loss per share is not presented separately from basic net loss per share as the conversion of outstanding stock options and warrants into common shares would be anti-dilutive.  At December 31, 2007, the total number of potentially dilutive shares of common stock excluded from basic net loss per share was 9,249,800 (December 31, 2006 - 16,120,410).

Recent accounting pronouncements

In September 2006, FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements.” Among other requirements, SFAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS 157 is effective for fiscal years beginning after November 15, 2007.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” including an amendment of FASB Statement No. 115. This pronouncement permits entities to choose to measure eligible financial instruments at fair value as of specified dates.  Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 is effective for fiscal years beginning November 15, 2007, and early application is allowed under certain circumstances.

The adoption of these new pronouncements is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

2.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Recent accounting pronouncements (cont’d…)

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” which changes how business acquisitions are accounted. SFAS 141R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent considerations); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets and tax benefits. SFAS No. 141R is effective for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances occurring after December 31, 2008. The Company is currently evaluating the future impacts and disclosure of this standard.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statement, an amendment of ARB No. 51,” which establishes new standards governing the accounting for and reporting of noncontrolling interests (NCI) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability; that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than as step acquisitions or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also requires changes to certain presentation and disclosure requirements. SFAS No. 160 is effective beginning January 1, 2009. The provisions of the standard are to be applied to all NCIs prospectively, except for the presentation and disclosure requirements, which are to be applied retrospectively to all periods presented. The Company is currently evaluating the future impacts and disclosure of this standard.

3.

INVESTMENTS

As at December 31, 2007 the Company had $4,031,122 invested in Asset Backed Commercial Paper (“ABCP”) rated R1(high) by Dominion Bond Rating Service. ABCP is a short term debt security issued by special purpose vehicles (“conduits”).  The term of ABCP range from 1 to 364 days,  and repayment of maturing ABCP is dependent on the cash generated by the conduits’ underlying assets as well as the ability of the conduits to issue new ABCP. The underlying assets supporting the ABCP range from traditional financial assets (auto loans, leases) to synthetic leveraged collateralized debt obligations.

In mid August 2007 a number of sponsors of non-bank managed ABCP, including those with which the Company had invested, announced that they could not issue ABCP due to unfavourable conditions in the Canadian capital markets.  As a result, the maturing ABCP was not redeemed.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

3.

INVESTMENTS (cont'd…)

As a result, the non-bank ABCP market remains the subject of an agreement signed on August 16, 2007 amongst a number of affected parties. This agreement, referred to as the “Montreal Accord”, contemplates a restructuring of ABCP on or before March 31, 2008 with the expressed intention of replacing the investments with long term floating rate notes that have characteristics more closely related to the underlying assets.  In September 2007, a Pan-Canadian Investor Committee (“the Committee”) was established and charged with implementing the Montreal Accord.  The Company is not a signatory to the Montreal Accord and it is not member of the Committee. It is however, monitoring its progress directly and through counsel.

On December 23, 2007 the Committee released a draft restructuring agreement that had been tentatively agreed to by Committee members, the conduits, and the asset providers.  The agreement envisions restructuring the impacted ABCP into three categories:  ABCP backed solely by traditional assets (“Traditional”); ABCP backed by a mix of traditional and structured assets (“Structured”); and ABCP backed by ineligible assets (“Ineligible”).  Ineligible assets are those that have been deemed to be of inferior credit quality relative to the other impacted assets.

Each conduit backed by traditional and ineligible assets will replace its ABCP with tracking notes where the cash flows associated with each conduit’s tracking notes mirror those of that conduit’s specific underlying assets.  The conduits backed by structured assets will be pooled and all related ABCP will be replaced by a package of senior and junior term floating rate notes where the aggregate cash flows mirror, in aggregate, the cash flows of the entire structured pool.  The senior notes will be interest bearing and are intended to receive a high investment grade credit rating while the junior notes will not receive cash interest and are not expected to be rated.  Junior notes will also be subordinate to senior notes with respect to priority of payments. Current investors will receive junior and senior notes with the proportion determined by the relative value of their respective holdings as determined by the Committee.

While the Company expects the draft restructuring agreement of December 23, 2007 to be successfully implemented by the second quarter of 2008, it has not been made the subject of a definitive proposal and there is no certainty of a positive outcome.

Currently, there is no active market for the ABCP held by the Company and no liquidity is anticipated until such time as the restructuring contemplated by the Montreal Accord has been completed. Accordingly, the Company has re-classified these investments from cash and cash equivalents to long-term assets until such time as the underlying investments can be readily sold; however, the Company expects there to be a market for these investments once the terms of the restructuring are made definitive in 2008.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

3.

INVESTMENTS (cont’d…)

Based on information currently available from the Committee the Company’s investments will be broken down as follows within the restructuring:

Restructuring groupings	Total	Traditional assets	Structured assets	Ineligible assets
Encore Trust – Series A	$4,031,122	$ -	$ 4,031,122	$ -
Estimated recoverable value */**	$3,032,751	$ -	$ 3,032,751	$ -

* - see the valuation methodology and valuation ranges below.

** - the range of recoverable values varied between $2.6 million and $3.4 million

The Company expects to receive floating rate notes for the assets related to the structured assets.

Management has estimated the impairment on ABCP held by using a probability weighted cash flow approach. Management has used the following characteristics and methodology to anticipate how the restructured and floating rate notes will look and perform:

Modeled the floating rate and tracking notes (“Restructured Notes”) based upon the facts as detailed in the December 23, 2007 draft agreement issued by the Committee as this remains the most objective and supportable assumption to use. Key assumptions used in this valuation were: that the Company will receive senior and junior notes in proportion to the entire Structured pool of assets, that the maturity date of the notes will have an average life of 8 years from April 2008 and the margin facility providers (applicable only to the synthetic pooled assets) will charge a standby fee of 160 basis points per annum to provide the facility.

Less observable assumptions used in the valuation include: the underlying assets will generate returns above the collateral invested between 0.5% and 0.7% and that prospective purchasers will require yields between 7% and 11%, depending on the type of trust held, to purchase the Restructured Notes.  The required yield is assumed be a function of credit quality, prevailing interest rates, the potential for future margin calls, the potential lack of liquidity in the market, and the complexity of the instruments.

As a result of these assumptions, management estimates that the resulting floating rate notes, after being converted to a fixed interest rate using a conventional interest rate swap, will pay interest of between 4.13% and 4.33%.

Management has then used a present value calculation to estimate the value of  the Restructured Notes using an estimate of prospective buyers’ required yield as the discount factor.

No estimate of the restructuring costs, which have been advised as being immaterial, nor has any interest income since August 2007 been included in the recoverability assessment due to a lack of information.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

3.

INVESTMENTS (cont’d…)

The assumptions which have the most significant impact on the valuation estimate include: the maturity of the notes (currently assumed at 8 years), the cost of the margin facility (currently assumed at 160 bonus points per annum over the life of the trusts) and whether the restructuring is successful or not.  In the event that the restructuring is unsuccessful, the recoverable value could be materially different from the value presented here.

This analysis has been calculated without the benefit of a full understanding of the underlying assets of the conduits as this information has not been provided.  While management believes that it has utilized an appropriate methodology to estimate fair value, given the number of uncertainties there can be no assurance that management’s estimate of potential recovery is accurate.

Based on this fair value estimation the Company has recorded an impairment charge in the amount of $998,371 in the current year which is the mid-point between the best and worst case results of the before referenced assessment.  There can be no assurance that this estimate will be realized or that it will be adequate. Subsequent adjustments, which could be material, may be required in future reporting periods. In addition, the Company has not accrued any interest due from these investments pending further information from the restructuring committee.

Management will however continue to seek all avenues to recovery the maximum value from the original investments and interest due.

4.

EQUIPMENT

	Cost	Dec 31, 2007 Accumulated Depreciation	Net Book Value	Cost	Dec 31, 2006 Accumulated Depreciation	Net Book Value

Office equipment	$ 137,875	$ 47,622	$ 90,253	$ 107,574	$ 24,222	$ 83,352
Computer equipment	492,523	374,389	118,134	362,113	200,628	161,485
Field equipment	417,524	54,133	363,391	352,973	33,988	318,985
Buildings	447,423	177,382	270,041	383,703	102,603	281,100
	$ 1,495,345	$ 653,526	$ 841,819	$ 1,206,363	$ 361,441	$ 844,922

5.

MINERAL PROPERTY INTERESTS

Title to mineral property interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral property interests.  The Company has investigated title to its mineral property interests and, to the best of its knowledge, title to the mineral property interests are in good standing.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

5.

MINERAL PROPERTY INTERESTS (cont’d…)

Lookout Hill

Each of our exploration licences was granted by the Mineral Resources and Petroleum Authority of Mongolia, issued initially for a three-year term with a right of renewal for two more years, and a further right of renewal for two years, making a total of seven years.  Mongolian Mineral Law was amended in July 2006. Consequently, our licences may be extended for a further two year term for final expiry in March and April 2010, unless previously converted to mining licences.

Two of the three licences that comprise Lookout Hill were issued April 3, 2001, renewed for the second of their two year renewals in March, 2006 and extended in June 2007 until April 2010. The third Lookout Hill licence was issued on March 30, 2001, renewed for the second of its two-year renewals in March, 2006 and was also extended in June 2007 until March 2010.

Mongolian exploration licences are maintained in good standing by payment to the Mineral Resources and Petroleum Authority of Mongolia of set annual fees escalating from $0.05 to $1.50 per hectare over the course of the mineral tenure. The total estimated annual fees in order to maintain the licences in good standing is approximately $280,000.

Under the terms of an option agreement completed in July, 2002, as amended, the Company acquired from Mongol Gazar Co., Ltd. (“Mongol Gazar”) a 100% interest in three mineral licences (collectively, the  “Lookout Hill Property”).  As consideration, the Company paid $5,500,000 and issued 5,000,000 common shares at a value of $3,806,000. For the above purchase price, the Company also acquired a 100% interest in a fourth mineral concession (the "Manlai Property") located in southern Mongolia (see below).

In June 2004 and as part of the Lookout Hill acquisition, the Company issued non-transferable warrants to purchase up to 250,000 shares of the Company at a price of C$1.05 per share for two years to Mongol Gazar.  The fair value of the warrants was estimated to be $129,266.  In addition, Mongol Gazar agreed to transfer to the Company's subsidiary, Entrée LLC, its 100% interest in an exploration licence located in Khanbogd, Omnogovi, Mongolia (the "Khatsavch" property). The warrants expired without exercise in April, 2006. The Khatsavch licence was returned to the Mongolian government in October 2006.

In October, 2004, the Company granted to Ivanhoe Mines Ltd. ("Ivanhoe Mines") the right to earn, over an eight year period, a participating interest in a certain portion of its Lookout Hill Property (the "Project Property").  Under the agreement, Ivanhoe Mines must spend a minimum of $3 million in order to earn surface rights in the Project Property and a minimum of $20 million in order to earn any mineral rights interest in the Project Property and may acquire up to an 80% interest in mineralization below a depth of 560 metres and a 70% interest in mineralization above a depth of 560 metres by spending $35 million.  Thereafter, the Company has the right to require Ivanhoe Mines to fund its share of subsequent project costs through to production, to be recovered from production cash flow.  The agreement with Ivanhoe Mines also provided for Ivanhoe Mines to subscribe for 4,600,000 units of the Company at a price of C$1.00 per unit (completed in November 2004).

In October, 2007, the Company received notice from Ivanhoe Mines that it had incurred the required expenditures (US$20 million) to earn a 51% participating interest. In March, 2008, the Company was notified by Ivanhoe Mines that it has expended in excess of US$27.5 million on exploration to earn a 60% participating interest.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

5.

MINERAL PROPERTY INTERESTS (cont’d…)

Manlai

The Manlai licence was issued March 9, 2001 and renewed in March, 2006 to March 2008.  Subsequent to December 31, 2007 and pursuant to Mongolian Minerals Law, we extended our licences for final expiry in March 2010, unless converted before this date to a mining licence. Mongolian exploration licences are maintained in good standing by payment to the Mineral Resources and Petroleum Authority of Mongolia of set annual fees escalating from $0.05 to $1.50 per hectare over the course of the mineral tenure. The total estimated annual fees in order to maintain the licence in good standing is approximately $10,000.

Sol Dos

In May 2006, the Company secured an option to acquire the Sol Dos copper prospect, located in the prolific Safford district, of south-east Arizona. Under the terms of the option agreement, the Company may earn a 100% interest in the Sol Dos property by spending $4 million on exploration over four years, and by making staged payments totalling $1 million in cash and 250,000 Entrée shares. The Company’s interest would be subject to a 2% net smelter returns (“NSR”) royalty, one half of which it may purchase for $1 million and 250,000 Entrée shares.  In February 2008, the Company chose to discontinue earning-in on this prospect due to the lack of favourable results and terminated this agreement.

Empirical

In July 2007, the Company entered into an agreement with Empirical Discovery LLC (“Empirical”) to explore for and develop certain mineral targets in southeastern Arizona and adjoining southwestern New Mexico.  Under the terms of the agreement, the Company has the option to acquire an 80% interest in any of the properties by incurring exploration expenditures totalling a minimum of $1.9 million and issuing 300,000 shares within 5 years of acceptance of the agreement.  If the Company exercises its option, Empirical may elect within 90 days to retain a 20% participating interest or convert to a 2% NSR (net smelter return) royalty, half of which may be purchased for $2 million. The Company issued 15,000 shares to Empirical as per the terms of the agreement.

Huaixi

In November, 2007, the Company entered into an agreement with the Zhejiang No. 11 Geological Brigade to explore for copper within three prospective contiguous exploration licences in Pingyang County, Zhejiang Province, People’s Republic of China.

The Company has agreed to spend $3,000,000 to fund exploration activities on the licences over a four year period.  In order to earn a 78% interest with Zhejiang No. 11 Geological Brigade holding a 22% interest.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

5.

MINERAL PROPERTY INTERESTS (cont’d…)

Mineral property interest costs incurred are summarized as follows:

	Year Ended December 31, 2007	Year Ended December 31, 2006	Inception (July 19,1995) -December 31, 2007

Lookout Hill:
Property payments & claim maintenance	$ 265,080	$ 257,516	$ 10,570,291
Assaying, testing and analysis	346,394	252,876	1,379,714
Camp and field supplies	871,344	728,144	3,798,672
Drilling	1,489,461	1,671,840	5,764,936
Geological and geophysical	1,081,640	924,988	5,909,882
Travel and accommodation	168,226	185,757	821,632
	4,222,145	4,021,121	28,245,127

Manlai:
Property payments & claim maintenance	10,197	10,449	32,987
Assaying, testing and analysis	42,650	56,487	218,898
Camp and field supplies	248,410	443,245	1,238,356
Drilling	299,436	654,312	1,369,785
Geological and geophysical	220,603	449,987	1,293,743
Travel and accommodation	7,919	52,876	94,890
	829,215	1,667,356	4,248,659

Sol Dos:
Property payments & claim maintenance	29,333	55,638	84,971
Assaying, testing and analysis	33,751	-	33,751
Camp and field supplies	85,137	-	85,137
Drilling	663,840	-	663,840
Geological and geophysical	160,411	101,717	262,128
Travel and accommodation	51,345	9,196	60,541
	1,023,817	166,551	1,190,368

Empirical:
Property payments & claim maintenance	60,887	-	60,887
Assaying, testing and analysis	271	-	271
Camp and field supplies	18,358	-	18,358
Geological and geophysical	19,717	-	19,717
Travel and accommodation	4,728	-	4,728
	103,961	-	103,961

Other	340,317	231,863	834,738

	$ 6,519,455	$ 6,086,891	$ 34,622,853

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

6.

COMMON STOCK

In October 2002, the Company consolidated its issued share capital on a two old shares for one new share basis.  Authorized share capital remained unchanged.  All references to share and per share amounts in these consolidated financial statements have been adjusted accordingly.

In May 2004, the Company received stockholder approval to amend its Articles to increase the authorized share capital of the Company from 100,000,000 common shares without par value to an unlimited number of common shares without par value.

Share issuances

In July 1995, the Company completed a private placement consisting of 4,200,000 common shares issued at a price of C$0.02 per share for gross proceeds of $60,852.

In July 1995, the Company issued 3,200,000 shares at a value of $147,520 for the acquisition of a mineral property interest in Costa Rica.  This mineral property was abandoned in 2001.

In January 1997, the Company completed a private placement consisting of 1,680,000 common shares issued at a price of C$0.06 per share for gross proceeds of $77,553.

In April 1997, the Company completed a private placement consisting of 2,200,000 common shares issued at a price of C$0.12 per share for gross proceeds of $197,165.

In February 2000, the Company issued 1,128,000 common shares for cash proceeds of $113,922 on the exercise of stock options.

In September 2002, the Company completed a brokered private placement consisting of 4,000,000 units issued at a price of C$0.20 per unit for gross proceeds of $505,520.  Each unit consisted of one common share and one-half non-transferable share purchase warrant.  Each whole share purchase warrant entitled the holder to acquire one additional common share at a price of C$0.40 per share for a period of one year.  As part of this private placement, the Company issued 310,000 units as a finder's fee to the agent.  Each agent's unit consisted of one common share and one-half non-transferable share purchase warrant whereby each whole share purchase warrant entitled the agent to acquire one additional common share at a price of C$0.40 per share for a period of one year. Related share issue costs of $112,338 were comprised of cash costs totalling $72,556 and the fair value of 310,000 units estimated at $39,782, of which $39,178 was assigned to the common shares and $604 was assigned to the warrants.

In January 2003, the Company completed a combination brokered and non-brokered private placement consisting of 2,500,000 units issued at a price of C$0.35 per unit for gross proceeds of $569,975.  Each unit consisted of one common share and one-half non-transferable share purchase warrant.  Each whole share purchase warrant entitled the holder to acquire one additional common share at a price of C$0.40 per share for a period of one year.  As part of this private placement, the Company issued 329,723 agent's warrants whereby each warrant entitled the agent to acquire one additional common share at a price of C$0.40 per share for a period of one year. Related share issue costs of $94,461 were comprised of cash costs totalling $78,188 and the fair value of the agents warrants estimated at $16,273.

In January 2003, the Company issued 100,000 common shares at a value of $35,827 as a finder's fee towards the acquisition of mineral property interests.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

6.

COMMON STOCK (cont'd…)

Share issuances (cont'd…)

In February 2003, the Company issued 12,500 common shares for proceeds of $3,288 on the exercise of warrants.

In March 2003, the Company issued 135,416 common shares at a value of $45,839 and 67,708 non-transferable share purchase warrants with a value of $5,252 to settle accounts payable totalling $45,839 resulting in a loss on settlement of $5,252.  Each share purchase warrant entitled the holder to acquire one additional common share at a price of C$0.60 per share for a period of one year.

In April 2003, the Company completed a non-brokered private placement consisting of 1,000,000 units issued at a price of C$0.40 per unit for proceeds of $275,560.  Each unit consisted of one common share and one non-transferable share purchase warrant.  Each share purchase warrant entitled the holder to acquire one additional common share at a price of C$0.50 per share for the first year and at C$0.60 per share for the second year.   The Company incurred costs of $4,408 with respect to this private placement.

In August 2003, the Company completed a non-brokered private placement consisting of 2,000,000 common shares issued at a price of C$0.20 per share for gross proceeds of $288,360.  Related share issue costs of $15,270 were charged as a reduction to the gross proceeds raised on the non-brokered private placement.

In October 2003, the Company completed a short-form offering and issued 2,352,942 units at a price of C$0.85 per unit for gross proceeds of $1,510,400.  Each unit consisted of one common share and one-half of one non-transferable share purchase warrant.  Each whole share purchase warrant allowed the holder to purchase one additional common share at an exercise price of C$1.06 on or before October 22, 2005.  The agent for the offering was paid a cash commission of 8.5% of the gross proceeds received, or $128,384, in respect of units sold and received agent's warrants to acquire common shares equal to 10% of the number of units sold, or 235,294 warrants.  The agent's warrants allowed the agent to purchase one additional common share at an exercise price of C$0.95 per share on or before October 22, 2004. The agent was also issued 100,000 units as a corporate finance fee.  Each agent's unit consisted of one common share and one-half of one non-transferable share purchase warrant.  Each whole share purchase warrant allowed the agent to purchase one additional common share at an exercise price of C$0.95 on or before October 22, 2004.  Related share issue costs of $296,296 were comprised of cash costs totalling $164,004 and the fair value of 100,000 agents units estimated at $72,576 and the fair value of 235,294 agent's warrants estimated at $59,716.  The fair value of the agent's units of $72,576 consisted of $64,192 assigned to the common shares and $8,384 assigned to the warrants.

In October 2003, the Company completed a brokered private placement consisting of 12,000,000 units at a price of C$1.00 per unit for gross proceeds of $9,092,400.  Each unit consisted of one common share and one-half of one non-transferable share purchase warrant.  Each whole share purchase warrant allowed the holder to purchase one additional common share at an exercise price of C$1.35 on or before October 31, 2005.  The agent for the offering was paid a cash commission of 6.5% of the gross proceeds received in respect of units sold by the agent up to 11,500,000 units, or $566,381, and received 920,000 agent's warrants.  The agent's warrants allowed the agent to purchase one additional common share at an exercise price of C$1.35 per share on or before April 30, 2005.  Related share issue costs of $991,149 were comprised of cash costs totalling $680,124 and the fair value of the agents warrants estimated at $311,025.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

6.

COMMON STOCK (cont'd…)

Share issuances (cont'd…)

In November 2003, the Company issued 5,000,000 shares at a value of $3,806,000 pursuant to a mineral property option agreement (Note 5).

During the eight month period ended December 31, 2003 the Company issued 3,730,372 common shares for cash proceeds of $1,310,221 on the exercise of warrants.  The warrants exercised had a corresponding fair value of $6,443 when issued which has been transferred from additional paid-in capital to common stock on the exercise of the warrants.

During the eight month period ended December 31, 2003, the Company issued 35,000 common shares for cash proceeds of $14,704 on the exercise of stock options.  The fair value recorded when the options were granted of $4,026 has been transferred from additional paid-in capital to common stock on the exercise of the options.

In January 2004, the Company issued 50,000 common shares for cash proceeds of $17,942 on the exercise of stock options.  The fair value recorded when the options were granted of $8,238 has been transferred from additional paid-in capital to common stock on the exercise of the options.

In November 2004, the Company completed a non-brokered private placement consisting of 4,600,000 units at a price of C$1.00 per unit for gross proceeds of $3,846,521.  Each unit consisted of one common share and one non-transferable share purchase warrant.  Each share purchase warrant entitles the holder to purchase one additional common share at a price of C$1.10 on or before November 9, 2006.  Pursuant to an agreement with the Company, the placee, being Ivanhoe Mines, has a pre-emptive right to such percentage of any future offering of securities by the Company to enable them to preserve their pro-rata ownership interest in the Company after their acquisition of these 4,600,000 units.  Related share issue costs were comprised of cash costs totalling $21,026.

During the year ended December 31, 2004, the Company issued 533,836 common shares for cash proceeds of $173,011 on the exercise of warrants.  Certain of the warrants exercised had a corresponding fair value of $13,197 when issued which has been transferred from additional paid-in capital to common stock on the exercise of the warrants.

In June 2005, the Company completed a non-brokered private placement consisting of 5,665,730 units at a price of C$2.20 per unit for gross proceeds of $10,170,207. Each unit consisted of one common share, one non-transferable share purchase A warrant and one non-transferable share purchase B warrant. Two A warrants entitle the holder to purchase one common share of the Company at a price of C$2.75 for a period of 2 years. Two B warrants entitle the holder to purchase one common share of the Company at a price of C$3.00 for a period of two years. Pursuant to an agreement with the Company, the placee, Kennecott Canada Exploration Inc. (indirect wholly-owned subsidiary of Rio Tinto plc) has the right to acquire additional securities and participate in future financings by the Company so as to maintain its proportional equity in the Company. Related share issue costs were comprised of cash costs totalling $521,798.

In July 2005, the Company completed a non-brokered private placement consisting of 1,876,680 units at a price of C$2.20 per unit for gross proceeds of $3,367,890. Each unit consisted of one common share, one non-transferable share purchase A warrant and one non-transferable share purchase B warrant. Two A warrants entitle the holder to purchase one common share of the Company at a price of C$2.75 for a period of 2 years. Two B warrants entitle the holder to purchase one common share of the Company at a price of C$3.00 for a period of two years.

6.

COMMON STOCK (cont'd…)

Share issuances (cont'd…)

During the year ended December 31, 2005, the Company issued 10,456,450 common shares for cash proceeds of $10,475,291 on the exercise of warrants.

During the year ended December 31, 2005, the Company issued 772,000 common shares for cash proceeds of $705,673 on the exercise of stock options. The fair value recorded when the options were granted of $532,908 has been transferred from additional paid–in capital to common stock on the exercise of the options.

During the year ended December 31, 2006, the Company issued 1,215,000 common shares for cash proceeds of $1,108,717 on the exercise of stock options. The fair value recorded when the options were granted of $753,628 has been transferred from additional paid–in capital to common stock on the exercise of the options.

In June 2006, the Company issued 4,167 common shares to the University of British Columbia as a donation to become a member of the Mineral Deposit Research Unit. The fair value recorded when the shares were issued of $8,870 has been recorded as a donation expense.

In June 2007, the Company issued 7,542,408 common shares for cash proceeds of $20,392,043 on the exercise of warrants.

In August 2007, the Company issued 15,000 shares at a value of $33,976 to Empirical Discovery LLC pursuant to a mineral property option agreement (Note 5).

In November, 2007, the Company completed a brokered private placement consisting of 10,000,000 common shares at price of C$3.00 per share for gross proceeds of C$30,000,000.  Ivanhoe Mines and Rio Tinto plc, through its wholly owned subsidiary Kennecott Canada Exploration Inc., elected to exercise their respective rights to participate in the private placement.  Ivanhoe Mines acquired 2,128,356 shares at C$3.00 for gross proceeds of C$6,464,881.  Rio Tinto plc acquired 2,300,284 shares at C$3.00 for proceeds of C$6,987,113. Related share issuance costs were cash costs totalling $1,981,360.

During the year ended December 31, 2007, the Company issued 728,700 common shares for cash proceeds of $603,684 on the exercise of stock options. The fair value recorded when the options were granted of $322,880 has been transferred from additional paid–in capital to common stock on the exercise of the options.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

6.

COMMON STOCK (cont'd…)

Share purchase warrants

Share purchase warrant transactions are summarized as follows:

	Number of Shares	Weighted Average Exercise Price (C$)

Balance at December 31, 2005	7,792,410	2.82
Expired	(250,000)	1.05

Balance at December 31, 2006	7,542,410	2.88
Exercised	(7,542,410)	2.88
Rounding adjustment	(2)

Balance at December 31, 2007	-	-

Stock options

During the year ended April 30, 2003, the Company adopted a stock option plan (the "Plan") to grant options to directors, officers, employees and consultants.  Under the Plan, as amended in May 2007, the Company may grant options to acquire up to 10,644,000 common shares of the Company.  Options granted can have a term up to ten years and an exercise price typically not less than the Company's closing stock price at the date of grant.

Stock option transactions are summarized as follows:

	Number of Shares	Weighted Average Exercise Price (C$)

Balance at December 31, 2005	8,483,000	1.28
Granted	1,350,000	1.45
Exercised	(1,215,000)	1.04
Expired	(40,000)	1.14
Balance at December 31, 2005	8,578,000	1.34
Granted	1,500,500	2.23
Exercised	(728,700)	0.87
Expired	(100,000)	0.46
Balance at December 31, 2007	9,249,800	1.53

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

6.

COMMON STOCK (cont'd…)

Stock options (cont’d…)

The weighted average fair value per stock option granted during the year ended December 31, 2007 was $1.39 (December 31, 2006 - $0.85).  The number of stock options exercisable at December 31, 2007 was 8,816,467.

At December 31, 2007, the following stock options were outstanding:

Number of Shares	Exercise Price (C$)	Expiry Date

275,000	0.60	January 30, 2008
100,000	1.19	March 3, 2008
20,000	1.32	July 10, 2008
645,000	1.00	September 18, 2008
175,000	2.32	November 13, 2008
530,000	1.24	February 11, 2009
30,000	2.57	August 24, 2009
100,000	3.10	November 1, 2009
1,385,000	1.15	November 12, 2009
600,000	1.25	December 17, 2009
400,000	1.28	January 7, 2010
75,000	1.19	March 3, 2010
63,000	1.48	May 24, 2010
2,180,000	1.75	June 9, 2010
100,000	2.00	August 15, 2010
25,000	1.66	August 25, 2010
20,000	1.85	September 28, 2010
125,000	1.80	January 23, 2011
100,000	2.20	February 8, 2011
20,000	2.34	March 28, 2011
974,300	1.32	July 10, 2011
10,000	1.77	December 11, 2011
50,000	1.77	January 22, 2012
238,000	2.16	April 5, 2012
500,000	2.06	May 16, 2012
509,500	2.30	May 31, 2012

9,249,800

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

6.

COMMON STOCK (cont'd …)

Stock-based compensation

The fair value of stock options granted during the year ended December 31, 2007 was $2,082,780 (December 31, 2006 - $1,014,093) which is being recognized over the options vesting periods.  The fair value of stock options granted and recognized during the year ended December 31, 2007 was $1,732,839 (December 31, 2006 - $1,031,683) which has been recorded in the consolidated statements of operations as follows with corresponding additional paid-in capital recorded in stockholders' equity:

	Year Ended December 31, 2007	Year Ended December 31, 2006	Cumulative to December 31, 2007

Consulting fees	$ 434,439	$ 102,579	$ 1,794,562
Legal	37,175	-	287,931
Management fees	668,809	270,573	3,486,931
Mineral property interest	175,678	275,542	1,718,832
Office and administration	353,910	352,354	1,754,441
Stockholder communications and investor relations	62,828	30,635	758,144
	$ 1,732,839	$ 1,031,683	$ 9,800,841

The following weighted-average assumptions were used for the Black-Scholes valuation of stock options granted:

	Year Ended December 31, 2007	Year Ended December 31, 2006

Risk-free interest rate	4.31%	4.25%
Expected life of options (years)	4.70	5.00
Annualized volatility	87.00%	68.00%
Dividend rate	0.00%	0.00%

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

7.

RELATED PARTY TRANSACTIONS

The Company entered into the following transactions with related parties during the period ended December 31, 2007:

a)  Paid or accrued management fees of $70,911 (December 31, 2006 - $45,741) to directors and officers of the Company.

These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by the related parties.

8.

SEGMENT INFORMATION

The Company operates in one business segment being the exploration of mineral property interests.

Geographic information is as follows:

	December 31, 2007	December 31, 2006

Identifiable assets
Canada	$ 71,456,338	$ 14,827,904
Mongolia	575,513	682,190
USA	39,732	-
	$ 72,071,583	$ 15,510,094

	Year Ended December 31, 2007	Year Ended December 31, 2006

Loss for the year
Canada	$ (4,950,382)	$ (3,223,491)
Mongolia	(5,685,866)	(6,265,299)
USA	(1,197,168)	(166,551)
	$ (11,833,416)	$ (9,655,341)

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

9.

INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	Year Ended December 31, 2007	Year Ended December 31, 2006

Loss for the year	$ (11,833,416)	$ (9,655,341)
Statutory rate	34.1%	36.1%
Expected income tax recovery	4,035,195	3,487,509
Permanent differences	762,825	374,450
Temporary differences	2,406,022	2,171,493
Tax deductible share issue costs	307,465	131,009
Difference in foreign tax rates	(134,623)	(34,603)
Unrecognized benefits of non-capital losses	(1,039,190)	(1,037,972)
Total income taxes	$ -	$ -

The significant components of the Company's deferred income tax assets are as follows:

	December 31, 2007	December 31, 2006

Deferred income tax assets:
Non-capital loss carry forward	$ 2,921,789	$ 2,375,558
Capital loss carry forward	134,780	-
Resource expenditures	432,200	7,880,835
Equipment	216,433	256,281
Share issue costs	485,463	153,497
	4,190,745	10,666,171
Valuation allowance	(4,190,745)	(10,666,171)
Net deferred income tax assets	$ -	$ -

The Company has available for deduction against future taxable income non-capital losses of approximately $8,000,000 in Canada and $2,200,000 in Mongolia.  These losses, if not utilized, will expire through 2026.  Subject to certain restrictions, the Company also has foreign resource expenditures available to reduce taxable income in future years.  Future tax benefits which may arise as a result of these losses, resource expenditures and share issue costs have been offset in these financial statements by a valuation allowance.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

9.

INCOME TAXES (cont'd…)

The Company adopted the provisions of FIN 48 on January 1, 2007. No cumulative effect adjustment to the January 1, 2007 balance of the Company’s deficit was required upon the implementation of FIN 48.

The following table summarizes the activity related to our unrecognized tax benefits:

Balance at January 31, 2007	$-
Increase due to prior year tax positions	6,507,343
Increase due to current year tax positions	1,314,216
Balance at December 31, 2007	$7,821,559

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. As of December 31, 2007 there was no accrued interest or accrued penalties.

The Company files income tax returns in Canada and several foreign jurisdictions.  The Company's Canadian income tax returns are open from 2004 through 2007.  For other foreign jurisdictions, including Mongolia, all years remain open.

10.

FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, receivables, investments and accounts payable and accrued liabilities.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.  The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

The Company is exposed to currency risk by incurring certain expenditures in currencies other than the Canadian dollar.  The Company does not use derivative instruments to reduce this currency risk.

11.

SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

The significant non-cash transaction for the year ended December 31, 2007 consisted of the issuance of 15,000 common shares in payment of mineral property interests in the amount of $33,976 (Note 6).

The significant non-cash transaction for the year ended December 31, 2006 consisted of the issuance of 4,167 common shares in payment of membership fees in the amount of $8,870 (Note 6).

Cash and cash equivalents consisted of cash of $9,240,513 (December 31, 2006 - $10,896,180) and short-term investments of $57,865,600 (December 31, 2006 - $3,362,242).

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

(Expressed in United States Dollars)

12.

COMMITMENTS

The Company is committed to make lease payments for the rental of office space as follows:

2008        111,605

2009         87,726

2010         88,814

2011         37,006

Total     $ 325,150

13.

SUBSEQUENT EVENTS

Subsequent to December 31, 2007, the Company;

a)

issued 465,000 common shares for proceeds of C$490,100 on the exercise of stock options.

b)

issued 10,000 shares to Empirical pursuant to a mineral property option agreement.

c)

cancelled 50,000 options on January 30, 2008 that expired without exercise.

d)

entered into a second agreement with Empirical whereby the Company has the option to acquire an 80% interest in certain properties near Bisbee, Arizona by incurring exploration expenditures totalling a minimum of $1.9 million and issuing 150,000 shares within 5 years of regulatory acceptance of the agreement.  If the Company exercises its option, Empirical may elect within 90 days to retain a 20% participating interest or convert to a 2% NSR royalty, half of which may be purchased by the Company for $2 million.